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Exhibit 99.1

Contact:	Mark D. Boehmer VP & Treasurer (336) 861-3603
FOR IMMEDIATE RELEASE

SEALY REPORTS RECORD THIRD QUARTER RESULTS

        HIGH POINT, North Carolina (October 13, 2004)—Sealy Mattress Corporation, the world's largest manufacturer of bedding products, today announced results for the third fiscal quarter ending August 29, 2004.

        For the quarter, Sealy reported sales of $357.3 million, an increase of 10.0% from $324.9 million for the same period a year ago. Net income for the quarter was $20.4 million compared with net income of $8.7 million a year earlier, up 134.5%. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the quarter was $52.8 million compared with $38.1 million a year earlier, up 38.6%. For the nine months ending August 29, 2004, Sealy reported sales of $992.0 million, an increase of 12.3% from $883.0 million. Net loss year-to-date was $50.5 million. Year-to-date EBITDA was $3.0 million. Excluding recapitalization expenses, Sealy would have reported a net income year-to-date of $39.4 million compared with $16.8 million a year earlier, up 134.5% and EBITDA of $136.1 million compared with $97.5 million a year earlier, up 39.4%. Please see the attached table below for a reconciliation of EBITDA to net income/loss.

        "We are extremely pleased with our record third quarter and year-to-date results," said David J. McIlquham, Sealy's Chairman and Chief Executive Officer. "We have been able to build on our successful results in the first two quarters and continue to deliver strong sales, gross margin and EBITDA growth. We are achieving strong mix improvements from our new products as well as improved manufacturing efficiencies. During the quarter, we made terrific progress against our key initiatives. We have improved our balance sheet through strong operating results and an ongoing focus on working capital management. As a result of these efforts, we have reduced our net debt by $17.5 million during the quarter and have reduced our term and revolving debt by an additional $34.5 million subsequent to the end of the third quarter," said McIlquham.

        Sealy is the largest bedding manufacturer in the world with sales of $1.2 billion in 2003. The Company manufactures and markets a broad range of mattresses and foundations under the Sealy®, Sealy Posturepedic®, Stearns & Foster®, and Bassett® brands. Sealy has the largest market share and highest consumer awareness of any bedding brand in North America. Sealy employs more than 6,000 individuals, has 29 plants, and sells its products to 3,200 customers with more than 7,400 retail outlets worldwide. Sealy is also a leading supplier to the hospitality industry. For more information, please visit www.sealy.com.

        This document contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as "expect," "believe," "continue," and "grow," as well as similar comments, are forward-looking in nature. Although the Company believes its growth plans are based upon reasonable assumptions, it can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from the Company's expectations include: general business and economic conditions, competitive factors, raw materials purchasing, and fluctuations in demand. Please refer to the Company's Securities and Exchange Commission filings for further information.

        Sealy also announced its quarterly conference call for Monday, October 18th at 9 am EST. The dial-in number is: 888-273-9887 (Domestic), 612-553-5260 (International).

        Sealy Mattress Corporation was formed on March 31, 2004 as a wholly-owned subsidiary of Sealy Corporation and, on April 6, 2004, Sealy Corporation contributed the equity of Sealy Mattress Company to Sealy Mattress Corporation. For purposes of this press release, all financial and other information herein relating to periods prior to April 6, 2004, is that of Sealy Corporation and its consolidated subsidiaries, as the predecessor accounting entity to Sealy Mattress Corporation.

SEALY MATTRESS CORPORATION

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	August 29, 2004	November 30, 2003*
ASSETS
Current assets:
Cash and cash equivalents	$18,662	$101,100
Accounts receivable—Non-affiliates, net	196,728	160,984
Accounts receivable—Affiliates, net	—	1,758
Inventories	50,227	49,413
Prepaid expenses, deferred taxes and other current assets	59,160	43,404

	324,777	356,659
Property, plant and equipment, at cost	309,919	299,718
Less: accumulated depreciation	141,313	128,893

	168,606	170,825
Other assets:
Goodwill	381,713	381,891
Other intangibles, net	4,602	5,364
Long-term notes receivable	—	13,323
Debt issuance costs, net, and other assets	46,667	31,004

	432,982	431,582

	$926,365	$959,066

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term obligations	$8,203	$47,623
Accounts payable	95,384	85,478
Accrued interest	17,145	23,565
Accrued incentives and advertising	41,744	35,546
Accrued compensation	32,330	27,583
Other accrued expenses	53,439	44,839

	248,245	264,634
Due to Parent Company	3,475	—
Long-term obligations, net	1,025,786	699,630
Other noncurrent liabilities	37,610	48,851
Deferred income taxes	16,851	22,113
Stockholders' equity:
Common stock	—	324
Additional paid-in capital	454,421	146,240
Accumulated deficit	(853,681)	(201,497)
Accumulated other comprehensive loss	(6,342)	(8,165)
Common stock held in treasury, at cost	—	(13,064)

	(405,602)	(76,162)

	$926,365	$959,066

*
Condensed from audited financial statements.

SEALY MATTRESS CORPORATION
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Quarter Ended August 29, 2004	Quarter Ended August 31, 2003
Net sales—Non-affiliates	$357,263	$318,326
Net sales—Affiliates	—	6,615

Total net sales	357,263	324,941
Costs and expenses:
Cost of goods sold—Non-affiliates	193,945	185,170
Cost of goods sold—Affiliates	—	3,797

Total cost of goods sold	193,945	188,967

Gross profit	163,318	135,974
Selling, general and administrative	119,885	105,617
Recapitalization expense	394	—
Stock based compensation	—	492
Amortization of intangibles	297	287
Royalty income, net	(3,875)	(3,064)

Income from operations	46,617	32,642
Interest expense	17,324	17,662
Other (income) expense, net	(102)	(246)

Income before income tax expense	29,395	15,226
Income tax expense	9,003	6,529

Net income	$20,392	$8,697

Supplemental disclosure:
Depreciation and amortization	$6,138	$5,261

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Nine Months Ended August 29, 2004	Nine Months Ended August 31, 2003
Net sales—Non-affiliates	$984,985	$857,348
Net sales—Affiliates	7,030	25,680

Total net sales	992,015	883,028
Costs and expenses:
Cost of goods sold—Non-affiliates	553,448	501,191
Cost of goods sold—Affiliates	4,035	15,081

Total cost of goods sold	557,483	516,272

Gross profit	434,532	366,756
Selling, general and administrative	327,258	290,990
Recapitalization expense	133,134	—
Stock based compensation	—	1,482
Amortization of intangibles	887	820
Royalty income, net	(10,578)	(8,625)

(Loss) income from operations	(16,169)	82,089
Interest expense	51,182	51,614
Other (income) expense, net	(844)	1,255

(Loss) income before income tax expense	(66,507)	29,220
Income tax expense (benefit)	(16,002)	12,448

Net (loss) income	$(50,505)	$16,772

Supplemental disclosure:
Depreciation and amortization	$18,309	$16,718

SEALY MATTRESS CORPORATION

Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended August 29, 2004	Nine Months Ended August 31, 2003
Net cash provided by (used in) operating activities	$(19,425)	$29,314

Cash flows from investing activities:
Purchase of property, plant and equipment, net	(18,706)	(9,337)
Cash received from affiliate note and investment	13,573	13,611
Proceeds from the sale of property, plant and equipment	1,499	—

Net cash provided by (used in) investing activities	(3,634)	4,274

Cash flows from financing activities:
Cash flows associated with financing of the recapitalization:
Proceeds from issuance of common stock	436,050	—
Treasury stock repurchase	(748,141)	—
Proceeds from the issuance of new long-term debt	1,050,000	—
Repayment of existing long-term debt	(737,128)	—
Debt issuance costs	(36,403)	—
Proceeds from the issuance of notes to refinance Tranche debt	—	51,500
Prepayment of refinanced Tranche debt	—	(49,000)
Debt issuance costs or other deferred finance charges	(500)	(3,860)
Borrowings (repayments) of other long-term obligations, net	(23,320)	(14,756)
Equity contributions from exercise of stock options	63	88

Net cash used in financing activities	(59,379)	(16,028)

Change in cash and cash equivalents	(82,438)	17,560
Cash and cash equivalents:
Beginning of period	101,100	27,443

End of period	$18,662	$45,003

Supplemental disclosures:
Selected non-cash items:
Depreciation and amortization	$18,309	$16,718
Non-cash compensation	—	1,482
Write-off of deferred debt costs and dedesignated cash flow hedge associated with the early extinguishment of debt	—	2,531
Non-cash expense associated with the recapitalization	41,342	—
Cash used for recapitalization expenses included in cash flows from operating activities	(90,664)	—
Non-cash interest expense associated with:
Junior Subordinated Notes	—	4,196
Debt issuance costs	4,216	4,275
Discount (premium) on Senior Subordinated Notes, net	(227)	188
Net interest (income) expense associated with interest rate swap and cap agreements	(432)	(549)

        The Company's new long-term obligations contain various financial tests and covenants. The Company's senior secured credit facilities require the Company to meet a minimum interest coverage ratio and a maximum leverage ratio. The indenture governing the Company's new senior subordinated notes also requires the Company to meet a fixed charge coverage ratio in order to incur additional indebtedness, subject to certain exceptions. The specific covenants and related definitions can be found in the applicable debt agreements, each of which has been previously filed by the Company with the Securities and Exchange Commission.

        The covenants contained in the Company's senior secured credit facilities are based on what the Company refers to herein as "Adjusted EBITDA". In the senior secured credit facilities, EBITDA is defined as net income plus interest, taxes, depreciation and amortization and Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance as discussed above. Adjusted EBITDA is presented herein as it is a material component of these covenants. Non-compliance with such covenants could result in the requirement to immediately repay all amounts outstanding under such facilities. While the determination of "unusual items and other adjustments" is subject to interpretation and requires judgment, the Company believes the adjustments listed below are in accordance with covenants discussed above. In addition, the Company bases its assessment on the recoverability of its indefinite- lived goodwill on a multiple of EBITDA. The Company's Board of Directors also uses EBITDA as a basis for determining the fair market value of the stock at the grant date for stock option issuances.

        EBITDA and Adjusted EBITDA are not recognized terms under GAAP and do not purport to be alternatives to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, they are not intended to be measures of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

        The following table sets forth a reconciliation of net income to EBITDA and EBITDA to Adjusted EBITDA for the three months ended August 29, 2004:

Three Months Ended August 29, 2004
Net Income	$20.4
Interest	17.3
Income Taxes	9.0
Depreciation & Amortization	6.1

EBITDA	$52.8
Recapitalization expenses	0.4
Management fees paid to KKR	0.2
Unusual and nonrecurring losses:
Post-closing residual plant costs	2.7
Bonus to option holders related to parent company financing transaction	4.0
Other (various)	0.2

Adjusted EBITDA	$60.3

        The following table sets forth a reconciliation of EBITDA to cash flow from operations for the nine months ended August 29, 2004 and August 31, 2003:

	Nine Months Ended August 29, 2004	Nine Months Ended August 31, 2003
Net (loss) income	$(50.5)	$16.8
Interest	51.2	51.6
Income Taxes	(16.0)	12.4
Depreciation & Amortization	18.3	16.7

EBITDA	$3.0	$97.5
Adjustments to EBITDA to arrive at cash flow from operations:
Interest expense	(51.2)	(51.6)
Income taxes	16.0	(12.4)
Non-cash charges against (credits to) net income	36.6	6.4
Changes in operating assets & liabilities	(23.8)	(10.6)

Cash flow from operations	$(19.4)	$29.3

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SEALY REPORTS RECORD THIRD QUARTER RESULTS
SEALY MATTRESS CORPORATION Condensed Consolidated Balance Sheets (In thousands) (Unaudited)
SEALY MATTRESS CORPORATION Condensed Consolidated Statements of Operations (In thousands) (Unaudited)
SEALY MATTRESS CORPORATION Condensed Consolidated Statements of Operations (In thousands) (Unaudited)
SEALY MATTRESS CORPORATION Condensed Consolidated Statements of Cash Flows (In thousands) (Unaudited)